Exhibit 99.1

FRUIT OF THE LOOM, INC.
5000 Sears Tower
Chicago, Illinois 60606 -  312/876-1724

News Release
                             FOR IMMEDIATE RELEASE

Contact:    G. WILLIAM NEWTON
            SENIOR VICE PRESIDENT - FINANCE
            AND ACTING CHIEF FINANCIAL OFFICER
            Fruit of the Loom, Inc.
            Tel: 502/781-6400, Ext. 2271/Fax: 502/783-0351
            Home Page: www.fruit.com


                         FRUIT OF THE LOOM, INC. REPORTS
                       COMPLETION OF CAYMAN REORGANIZATION

Chicago, IL, March 4, 1999 --- Fruit of the Loom, Inc. (NYSE-FTL), one of the world's leading marketers and manufacturers of basic family apparel, announced today the completion of its reorganization pursuant to which the Company has become a subsidiary of Fruit of the Loom, Ltd., a Cayman Islands holding company. Pursuant to the reorganization, each outstanding share of the Company's Class A stock has been converted into one Class A ordinary share of Fruit of the Loom, Ltd. Shareholders will not be required to exchange their current stock certificates. The Company's Class A common stock will continue to be traded on the New York Stock Exchange. Shareholders will receive tax information related to the reorganization in the near future.

The Company also announced that pursuant to the terms of the Indenture that it will be making an offer to the holders of the Company's outstanding 7 7/8% Senior Notes Due October 15, 1999 to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Holders of the Notes will receive a communication from the Company within thirty days related to the terms and conditions of the offer.

Fruit of the Loom, Inc. is a marketing oriented, international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. The Company manufactures and markets men's and boys' underwear, women's and girls' underwear, printable activewear, outerwear, casualwear, sportswear and childrenswear. Fruit of the Loom employs 30,000 people in over 60 locations worldwide. Brand names include FRUIT OF THE LOOM(R), BVD(R), GITANO(R), BEST(TM), CUMBERLAND BAY(TM) and SCREEN STARS(R). Licensed brands include MUNSINGWEAR(R) and WILSON(R). Licensed apparel bearing the logos or insignia of the major sports leagues and their teams and certain popular players in the leagues, and the logos of most major colleges and universities, are marketed under the PRO PLAYER(R) and FANS GEAR(R) brands.






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